Exhibit 10.1
EXECUTION COPY
THREE-YEAR COMPETITIVE ADVANCE AND REVOLVING
CREDIT FACILITY AGREEMENT
Dated as of August 9, 2010
among
ITT CORPORATION
THE LENDERS NAMED HEREIN,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and
CITIGROUP GLOBAL MARKETS INC.,
as Syndication Agent

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NY BRANCH
SOCIÉTÉ GÉNÉRALE
WELLS FARGO BANK, N.A.
BARCLAYS BANK PLC
THE ROYAL BANK OF SCOTLAND PLC and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agents
J.P. MORGAN SECURITIES INC. and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
ARTICLE I
DEFINITIONS

2

3

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices	62
SECTION 9.02. Survival of Agreement	63
SECTION 9.03. Binding Effect	63
SECTION 9.04. Successors and Assigns	63
SECTION 9.05. Expenses; Indemnity	67
SECTION 9.06. APPLICABLE LAW	68
SECTION 9.07. Waivers; Amendment	68
SECTION 9.08. Entire Agreement	69
SECTION 9.09. Severability	69
SECTION 9.10. Counterparts	69
SECTION 9.11. Headings	69
SECTION 9.12. Right of Setoff	69
SECTION 9.13. JURISDICTION; CONSENT TO SERVICE OF PROCESS	69
SECTION 9.14. WAIVER OF JURY TRIAL	70
SECTION 9.15. Addition of Borrowing Subsidiaries	70
SECTION 9.16. Conversion of Currencies	71
SECTION 9.17. USA PATRIOT Act	71

EXHIBITS AND SCHEDULES

Exhibit A-1 Form of Competitive Bid Request
Exhibit A-2 Form of Notice of Competitive Bid Request
Exhibit A-3 Form of Competitive Bid
Exhibit A-4 Form of Competitive Bid Accept/Reject Letter
Exhibit A-5 Form of Revolving Borrowing Request
Exhibit B Form of Assignment and Assumption
Exhibit C Form of Opinion of Counsel for ITT Corporation
Exhibit D Form of Borrowing Subsidiary Agreement
Exhibit E Form of Issuing Bank Agreement
Exhibit F Form of Note
Exhibit G Form of US Tax Certificate

Schedule 2.01 Commitments
Schedule 5.10 Existing Liens

4

     THREE-YEAR COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT (as it may be amended, supplemented or otherwise modified, the “Agreement”) dated as of August 9, 2010, among ITT CORPORATION, an Indiana corporation (the “Company”), each Borrowing Subsidiary party hereto, the lenders listed in Schedule 2.01 (together with their successors and permitted assigns, the “Lenders”), JPMORGAN CHASE BANK, N.A., a New York State banking organization, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and CITIGROUP GLOBAL MARKETS INC., as Syndication Agent for the Lenders.
          The Lenders have been requested to extend credit to the Borrowers (such term and each other capitalized term used but not otherwise defined herein having the meaning assigned to it in Article I) to enable them to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date a principal amount not in excess of $1,500,000,000 at any time outstanding. The Lenders have also been requested to provide procedures pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrowers and issuances of letters of credit for the Borrowers. The proceeds of such borrowings are to be used for working capital and other general corporate purposes (including, without limitation, commercial paper backup), and to repay any amounts outstanding under the Existing Credit Agreement. The letters of credit shall support payment obligations incurred in the ordinary course of business by the Borrowers. The Lenders are willing to extend credit on the terms and subject to the conditions herein set forth.
          Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
          “ABR Loan” shall mean any ABR Revolving Loan.
          “ABR Revolving Borrowing” shall mean a Revolving Borrowing comprised of ABR Loans.
          “ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
          “Accession Agreement” shall have the meaning assigned to such term in Section 2.12(e).

          “Administrative Fees” shall have the meaning assigned to such term in Section 2.07(b).
          “Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing (including any notional Eurocurrency Borrowing of one month referred to in the definition of the term “Alternate Base Rate”) for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied by the Administrative Agent.
          “Affiliate” shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.
          “Aggregate Credit Exposure” shall mean the aggregate amount of all the Lenders’ Credit Exposures.
          “Agreement Currency” shall have the meaning assigned to such term in Section 9.16(b).
          “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate (which, for the avoidance of doubt, shall not include the Applicable Percentage with respect to Eurocurrency Loans) on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate, respectively.

          “Applicable Percentage” shall mean on any date, with respect to Eurocurrency Loans, ABR Loans, the Facility Fee or the L/C Participation Fee, as the case may be, the applicable percentage set forth below under the caption “Eurocurrency Spread,” “Alternate Base Rate Spread”, “Facility Fee Percentage” or “L/C Participation Fee Percentage,” as the case may be, based upon the Ratings in effect on such date:

	Eurocurrency	Alternate Base Rate	Facility Fee	L/C Participation
	Spread	Spread	Percentage	Fee Percentage
Category 1

A2 or higher by Moody’s;	1.350%	0.350%	0.150%	1.350%
A or higher by S&P; A or higher by Fitch

Category 2

A3 by Moody’s;	1.575%	0.575%	0.175%	1.575%
A- by S&P; A- by Fitch

Category 3

Baa1 by Moody’s;	1.775%	0.775%	0.225%	1.775%
BBB+ by S&P; BBB+ by Fitch

Category 4

Baa2 by Moody’s;	1.925%	0.925%	0.325%	1.925%
BBB by S&P; BBB by Fitch

Category 5

Baa3 by Moody’s;	2.050%	1.050%	0.450%	2.050%
BBB- by S&P; BBB- by Fitch

Category 6

Lower than Baa3 by Moody’s;	2.200%	1.200%	0.550%	2.200%
Lower than BBB- by S&P; Lower than BBB- by Fitch

For purposes of the foregoing: (i) if any Rating Agency shall merge with or into or be acquired by another Rating Agency, or shall cease to be in the business of rating corporate debt obligations, or shall otherwise cease to have a Rating in effect notwithstanding the Company’s use of commercially reasonable efforts to cause such a Rating to be maintained in effect, then the Eurocurrency Spread, Alternate Base Rate Spread, Facility Fee Percentage and L/C Participation Fee Percentage shall be determined by reference to the Rating or Ratings remaining available or deemed to be available as provided below; (ii) if any Rating Agency shall not have a Rating in effect for a reason other than one of the reasons set forth in the preceding clause (i), such Rating Agency shall be deemed to have a Rating available and such Rating shall be deemed to be in Category 6; (iii) if the Ratings available or deemed to be available shall fall in different Categories, then (A) if Ratings are available or deemed to be available from all three Rating Agencies, the Eurocurrency Spread, Alternate Base Rate Spread, Facility Fee Percentage and L/C Participation Fee Percentage shall be determined by reference to the highest Category achieved or exceeded by at least two of the three Ratings, (B) if Ratings are available or deemed to be available from only two Rating Agencies, the Eurocurrency Spread, Alternate Base Rate Spread, Facility Fee Percentage and L/C Participation Fee Percentage shall be determined by reference to the higher of the two Ratings or, if the Ratings differ by more than one Category, the Category one level below that corresponding to the higher of the two Ratings and (C) if a Rating is available or deemed to be available from only one Rating Agency, the Eurocurrency Spread, Alternate Base Rate Spread, Facility Fee Percentage and L/C Participation Fee Percentage shall be determined by reference to that Rating; and (iv) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable Rating Agency), such change shall be effective as of the date on which it is first announced by the Rating Agency making such change. Each change in the Applicable Percentage shall apply to all outstanding Eurocurrency Loans and ABR Loans and to L/C Participation Fees and Facility Fees accruing during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Percentage shall be determined by reference to the Rating most recently in effect from such Rating Agency prior to such change.
          “Applicable Share” of any Lender at any time shall mean the percentage of the Total Commitment represented by such Lender’s Commitment; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Share” shall mean the percentage of the Total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments shall be terminated pursuant to Article VI, the Applicable Shares of the Lenders shall, subject only to assignments pursuant to Section 9.04, be based upon the Commitments in effect immediately prior to such termination.
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and an assignee in the form of Exhibit B.
          “Bankruptcy Event” shall mean, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or in the good faith judgment of the Administrative Agent has consented to, approved of, or acquiesced in any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest or the acquisition of any ownership interest in, or the exercise of control over, such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm its obligations hereunder.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Board of Directors” shall mean the Board of Directors of a Borrower or any duly authorized committee thereof.
          “Borrower” shall mean the Company or any Borrowing Subsidiary.
          “Borrowing” shall mean a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.
          “Borrowing Date” shall mean any date on which a Borrowing is made or a Letter of Credit issued hereunder.
          “Borrowing Subsidiary” shall mean any Subsidiary which shall have executed and delivered to the Administrative Agent for distribution to each Lender a Borrowing Subsidiary Agreement.
          “Borrowing Subsidiary Agreement” shall mean an agreement, in the form of Exhibit D hereto, duly executed by the Company and a Subsidiary.
          “Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, and, when used in connection with determining any date on which any amount is to be paid or made available in a Non-US Currency, the term “Business Day” shall also exclude any day on which commercial banks and foreign exchange markets are not open for business in the principal financial center in the country of such Non-US Currency or Frankfurt, Germany if such Non-US Currency is Euro.
          “Capitalized Lease-Back Obligation” shall mean with respect to a Principal Property, at any date as of which the same is to be determined, the total net rental obligations of the Company or a Restricted Subsidiary under a lease of such Principal Property, entered into as part of an arrangement to which the provisions of Section 5.11 are applicable (or would have been applicable had such Restricted Subsidiary been a Restricted Subsidiary at the time it entered into such lease), discounted to the date of computation at the rate of interest per annum implicit in the lease (determined in accordance with GAAP). The amount of the net rental obligation for any calendar year under any lease shall be the sum of the rental and other payments required to be paid in such calendar year by the lessee thereunder, not including, however, any amounts required to be paid by such lessee (whether or not therein designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges.
          A “Change in Control” shall be deemed to have occurred if (a) any Person or group of Persons shall have acquired beneficial ownership of more than 30% of the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing after the Effective Date, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.
          “Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time, and the Treasury regulations promulgated thereunder.
          “Commitment” shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth as of the Effective Date in Schedule 2.01 under the heading “Commitment” or in an Assignment and Assumption delivered by such Lender under Section 9.04 as such Lender’s Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.12 or pursuant to one or more assignments under Section 9.04. The Commitment of each Lender shall automatically and permanently terminate on the Maturity Date if not terminated earlier pursuant to the terms hereof.
          “Competitive Bid” shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.
          “Competitive Bid Accept/Reject Letter” shall mean a notification made by a Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4.
          “Competitive Bid Rate” shall mean, as to any Competitive Bid, (i) in the case of a Eurocurrency Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.
          “Competitive Bid Request” shall mean a request made pursuant to Section 2.03(a) in the form of Exhibit A-1.
          “Competitive Borrowing” shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted under the bidding procedure described in Section 2.03.
          “Competitive Loan” shall mean a Loan made pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Eurocurrency Competitive Loan or a Fixed Rate Loan and will be denominated in either Dollars or a Non-US Currency.

          “Competitive Loan Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of all outstanding Competitive Loans denominated in Dollars made by such Lender and (b) the sum of the Dollar Equivalents of the principal amounts of all outstanding Competitive Loans denominated in Non-US Currencies made by such Lender, determined on the basis of the applicable Exchange Rates in effect on the respective dates of the Competitive Bid Requests pursuant to which such Competitive Loans were made.
          “Consenting Lender” shall have the meaning assigned to such term in Section 2.12(d).
          “Consolidated EBITDA” shall mean, for any period, (a) Consolidated Net Income for such period, plus (b) provisions for taxes based on income during such period, plus (c) Consolidated Interest Expense for such period, plus (d) total depreciation expense for such period, plus (e) total amortization expense for such period, plus (f) restructuring charges recorded during such period minus (g) cash expenditures during such period that are applied against restructuring charges recorded during such period or any prior period, all of the foregoing as determined on a consolidated basis for the Company and the Subsidiaries in accordance with GAAP; provided that there shall be excluded from such calculation the net gains or losses associated with the sale of any asset not in the ordinary course of business.
          “Consolidated Interest Expense” shall mean, for any period, the gross interest expense of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Income” shall mean, for any period, net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Tangible Assets” shall mean the total of all assets appearing on a consolidated balance sheet of the Company and its Restricted Subsidiaries, prepared in accordance with GAAP (and as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined), less the sum of the following items as shown on said consolidated balance sheet:
     (i) the book amount of all segregated intangible assets, including such items as good will, trademarks, trademark rights, trade names, trade name rights, copyrights, patents, patent rights and licenses and unamortized debt discount and expense less unamortized debt premium;
     (ii) all depreciation, valuation and other reserves;
     (iii) current liabilities;
     (iv) any minority interest in the shares of stock (other than Preferred Stock) and surplus of Restricted Subsidiaries of the Company;

     (v) the investment of the Company and its Restricted Subsidiaries in any Unrestricted Subsidiary of the Company;
     (vi) the total indebtedness of the Company and its Restricted Subsidiaries incurred in any manner to finance or recover the cost to the Company or any Restricted Subsidiary of any physical property, real or personal, which prior to or simultaneously with the creation of such indebtedness shall have been leased by the Company or a Restricted Subsidiary to the United States of America or a department or agency thereof at an aggregate rental, payable during that portion of the initial term of such lease (without giving effect to any options of renewal or extension) which shall be unexpired at the date of the creation of such indebtedness, sufficient (taken together with any amounts required to be paid by the lessee to the lessor upon any termination of such lease) to pay in full at the stated maturity date or dates thereof the principal of and the interest on such indebtedness;
     (vii) deferred income and deferred liabilities; and
     (viii) other items deductible under GAAP.
          “Credit Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure.
          “Credit Party” shall mean the Administrative Agent, the Issuing Bank or any Lender.
          “Declining Lender” shall have the meaning assigned to such term in Section 2.12(d).
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii), such payment is the subject of a good faith dispute, (b) has notified the Company, any other Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, unless such Lender has notified the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
          “Dollar Equivalent” shall mean, on any date of determination, with respect to any amount in any Non-US Currency, the equivalent in Dollars of such amount, determined using the Exchange Rate with respect to such Non-US Currency on such date.
          “Dollars” or “$” shall mean lawful money of the United States of America.
          “Effective Date” shall mean the first date on or after August 9, 2010, on which the conditions set forth in Section 4.02 are satisfied.
          “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, the Company or any Affiliate of the Company.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan other than events for which the 30 days’ notice period has been waived; (b) a failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, that Withdrawal Liability is being imposed or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (g) the occurrence of a “prohibited transaction” with respect to which the Company or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code), or with respect to which the Company or any such Subsidiary could otherwise be liable.
          “Euro” shall mean the lawful currency of the member states of the European Union that have adopted a single currency in accordance with applicable law or treaty.
          “Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.
          “Eurocurrency Competitive Borrowing” shall mean a Competitive Borrowing comprised of Eurocurrency Loans.
          “Eurocurrency Competitive Loan” shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.
          “Eurocurrency Loan” shall mean any Eurocurrency Competitive Loan or Eurocurrency Revolving Loan.
          “Eurocurrency Revolving Borrowing” shall mean a Revolving Borrowing comprised of Eurocurrency Loans.
          “Eurocurrency Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
          “Event of Default” shall have the meaning assigned to such term in Article VI.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Exchange Rate” shall mean, with respect to any Non-US Currency on a particular date, the rate at which such Non-US Currency may be exchanged into Dollars, as set forth on such date on the applicable Reuters currency page. In the event that such rate does not appear on any Reuters currency page, the Exchange Rate with respect to such Non-US Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, such Exchange Rate shall instead be the Administrative Agent’s spot rate of exchange in the London interbank market at or about 10:00 a.m., London time, on such date for the purchase of Dollars with such Non-US Currency, for delivery two Business Days later; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

          “Excluded Taxes” means, with respect to any Recipient (including any assignee of or successor to a Recipient and any Participant) and any other recipient of any payment to be made by or on account of any obligation of a Borrower under this Agreement or any Loan Documents: (a) income or franchise Taxes imposed on (or measured by) net income or gain (however denominated) by the United States of America, or by the jurisdiction under the laws of which such Recipient (including any assignee of or successor to such Recipient and any Participant or other recipient) is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction, (c) any backup withholding Tax imposed by the United States of America or any similar Taxes imposed by any other jurisdiction, (d) in the case of a Non-US Lender (other than an assignee pursuant to a request by a Borrower under Section 2.21(b)), any US Federal withholding Taxes resulting from any law in effect on the date such Non-US Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-US Lender’s failure to comply with Section 2.20(f) (including as a result of any inaccurate or incomplete documentation), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Borrower with respect to such withholding Taxes pursuant to Section 2.20(a), and (e) any Taxes imposed with respect to the requirements of FATCA.
          “Existing Credit Agreement” shall mean the Five-Year Competitive Advance and Revolving Credit Facility Agreement dated as of November 10, 2005, among the Company, certain lenders and JPMorgan Chase Bank, N.A., as Administrative Agent.
          “FATCA” means Sections 1471 through 1474 of the Code (including any regulations that are issued thereunder) and any official governmental interpretations thereof.
          “Existing Maturity Date” shall have the meaning assigned to such term in Section 2.12(d).
          “Facility Fee” shall have the meaning assigned to such term in Section 2.07(a).
          “Fair Value”, when used with respect to property, shall mean the fair value as determined in good faith by the board of directors of the Company.
          “Fees” shall mean the Facility Fee, the Administrative Fees, the L/C Participation Fees and the Issuing Bank Fees.
          “Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, controller, assistant controller, treasurer, associate or assistant treasurer or director of treasury services of such Person.
          “Fitch” shall mean Fitch Ratings, a wholly owned subsidiary of Fimilac, S.A, or any of its successors.

          “Fixed Rate Borrowing” shall mean a Borrowing comprised of Fixed Rate Loans.
          “Fixed Rate Loan” shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (the “Fixed Rate”) (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.
          “GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.
          “Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
          “Guaranteed Obligations” shall mean the principal of and interest on the Loans made to, and all other obligations, monetary or otherwise (including fee and reimbursement obligations in respect of Letters of Credit) of, the Borrowing Subsidiaries under any Loan Document.
          “Increasing Lender” shall have the meaning assigned to such term in Section 2.12(e).
          “Indebtedness” of any Person shall mean all indebtedness representing money borrowed or the deferred purchase price of property (other than trade accounts payable) or any capitalized lease obligation, which in any case is created, assumed, incurred or guaranteed in any manner by such Person or for which such Person is responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds to or invest in, others or otherwise). For the avoidance of doubt, the term Indebtedness shall not include obligations under any swap or hedging agreements entered into by any Person.
          “Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by a Borrower under this Agreement and (b) Other Taxes.
          “Interest Payment Date” shall mean (a) with respect to any Loan, the last day of each Interest Period applicable thereto, and (b) with respect to a Eurocurrency Loan with an Interest Period of more than three months’ duration or a Fixed Rate Loan with an Interest Period of more than 90 days’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration or 90 days’ duration, as the case may be, been applicable to such Loan and, in addition, the date of any prepayment of each Loan or conversion of such Loan to a Loan of a different Type.
          “Interest Period” shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the applicable Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date, and (iii) the date such Borrowing is converted to a Borrowing of a different Type in accordance with Section 2.06 or repaid or prepaid in accordance with Section 2.08 or Section 2.13, and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurocurrency Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
          “IRS” means the United States Internal Revenue Service.
          “Issuing Bank” shall mean any of the Administrative Agent, Citibank N.A. and any other Lender that may become an Issuing Bank pursuant to Section 2.05(i) or 2.05(j).
          “Issuing Bank Agreement” shall mean an agreement in substantially the form of Exhibit E.
          “Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.07(c).
          “Judgment Currency” shall have the meaning assigned to such term in Section 9.16(b).
          “L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
          “L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall mean its Applicable Share of the aggregate L/C Exposure at such time.
          “L/C Participation Fee” shall have the meaning assigned to such term in Section 2.07(c).
          “Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

          “Lender Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
          “LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” shall mean, with respect to any property or asset, any mortgage, deed of trust, lien, pledge, security interest, charge or other encumbrance on, of, or in such property or asset.
          “Loan” shall mean a Competitive Loan or a Revolving Loan, whether made as a Eurocurrency Loan, an ABR Loan or a Fixed Rate Loan, as permitted hereby.
          “Loan Documents” shall mean this Agreement, the Letters of Credit, the Borrowing Subsidiary Agreements, any Issuing Bank Agreements, and promissory notes, if any, issued pursuant to Section 9.04(i).
          “Margin” shall mean, as to any Eurocurrency Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.
          “Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.
          “Margin Stock” shall have the meaning given such term under Regulation U of the Board.
          “Material Adverse Effect” shall mean an event or condition that has resulted in a material adverse effect on (a) the business, assets, liabilities, operations or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the ability of any Borrower to perform any of its material obligations under any Loan Document or (c) the enforceability of the Lenders’ rights under any Loan Document.

          “Maturity Date” shall mean the third anniversary of the date hereof, as may be extended pursuant to Section 2.12(d).
          “Moody’s” shall mean Moody’s Investors Service, Inc. or any of its successors.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Non-US Currency” shall mean any currency other than Dollars that is freely transferable and convertible into Dollars in the London market and as to which an Exchange Rate and LIBO Rates may be determined.
          “Non-US Currency Loan” shall mean any Competitive Loan denominated in a currency other than Dollars.
          “Non-US Lender” means a Lender that is not a US Person.
          “Notice of Competitive Bid Request” shall mean a notification made pursuant to Section 2.03(a) in the form of Exhibit A-2.
          “Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes (other than Excluded Taxes) that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under this Agreement or any other Loan Document.
          “Participant” shall have the meaning assigned to such term in Section 9.04(f).
          “Participant Register” has the meaning assigned to such term in Section 9.04(f).
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Person” shall mean any natural person, corporation, limited liability company, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA sponsored, maintained or contributed to by the Company or any ERISA Affiliate.
          “Preferred Stock” shall mean any capital stock entitled by its terms to a preference (a) as to dividends or (b) upon a distribution of assets.
          “Principal Property” shall mean any single manufacturing or processing facility owned by the Company or any Restricted Subsidiary having a gross book value in excess of the greater of (i) 5% of Consolidated Net Tangible Assets and (ii) $40,000,000, except any such facility or portion thereof which the board of directors of the Company by resolution declares is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety.
          “Rating Agencies” shall mean Moody’s, S&P and Fitch.
          “Ratings” shall mean the ratings from time to time established by the Rating Agencies for senior, unsecured, non-credit-enhanced long-term debt of the Company.
          “Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
          “Register” shall have the meaning given such term in Section 9.04(d).
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Reportable Event” shall mean any reportable event as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).
          “Required Lenders” shall mean, at any time, Lenders having Commitments representing more than 50% of the Total Commitment or, for purposes of acceleration pursuant to Article VI, Lenders holding Credit Exposures representing more than 50% of the Aggregate Credit Exposure.
          “Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.
          “Restricted Subsidiary” shall mean any Subsidiary other than an Unrestricted Subsidiary.
          “Revolving Borrowing” shall mean a Borrowing consisting of simultaneous Revolving Loans from each of the Lenders.
          “Revolving Borrowing Request” shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5.
          “Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender.
          “Revolving Loans” shall mean the revolving loans made pursuant to Section 2.01 and 2.04. Each Revolving Loan shall be in Dollars and shall be a Eurocurrency Revolving Loan or an ABR Loan.

          “S&P” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any of its successors.
          “SEC” shall mean the Securities and Exchange Commission.
          “Significant Subsidiary” shall mean, at any time, each Borrower and each subsidiary accounting for more than 5% of the consolidated revenues of the Company for the period of four fiscal quarters most recently ended or more than 5% of the consolidated total assets of the Company at the end of such period; provided that if at any time all Subsidiaries that are not Significant Subsidiaries shall account for more than 10% of the consolidated revenues of the Company for the period of four fiscal quarters most recently ended or more than 10% of the consolidated total assets of the Company at the end of such period, the Company shall designate sufficient Subsidiaries as “Significant Subsidiaries” to eliminate such excess (or if the Company shall have failed to designate such Subsidiaries within 10 Business Days, Subsidiaries shall automatically be deemed designated as Significant Subsidiaries in descending order based on the amounts of their contributions to consolidated total assets until such excess shall have been eliminated), and the Subsidiaries so designated or deemed designated shall for all purposes of this Agreement constitute Significant Subsidiaries.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” shall mean a subsidiary of the Company.
          “Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Total Commitment” shall mean, at any time, the aggregate amount of Commitments of all the Lenders, as in effect at such time.

          “Transactions” shall have the meaning assigned to such term in Section 3.02.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the LIBO Rate, the Alternate Base Rate, the Competitive Bid Rate and the Fixed Rate.
          “Unrestricted Subsidiary” shall mean (a) any Subsidiary which has been designated an Unrestricted Subsidiary by resolution of the board of directors of the Company (which resolution has been communicated in a notice delivered by the Company to the Administrative Agent for distribution to the Lenders) as an Unrestricted Subsidiary, other than any such Subsidiary as to which such a designation has been rescinded by resolution of said board of directors and not thereafter, or after some subsequent such rescission, restored by resolution of said board, or (b) any Subsidiary 50% or less of the Voting Shares of which is owned directly by the Company and/or one or more Restricted Subsidiaries. A Subsidiary may not be designated as (or otherwise permitted to become) an Unrestricted Subsidiary unless, immediately after such Subsidiary becomes an Unrestricted Subsidiary, such Subsidiary would not own any capital stock of, or hold any indebtedness of, any Restricted Subsidiary. A designation as an Unrestricted Subsidiary may not be rescinded (or an Unrestricted Subsidiary otherwise permitted to become a Restricted Subsidiary) unless such Subsidiary (i) is not a party to any lease which it would have been prohibited by this Agreement from entering into had it been a Restricted Subsidiary at the time it entered into such lease, unless (x) such Subsidiary had not been a Restricted Subsidiary prior to its entering into such lease, or (y) the property subject to such lease shall be owned by the Company and/or one or more Subsidiaries, or (z) such Subsidiary would not be prohibited by this Agreement from entering into such lease immediately after it becomes a Restricted Subsidiary, and (ii) does not have outstanding upon any of its property any mortgage, pledge or other lien which it would be prohibited by this Agreement from creating, suffering to be created, or assuming, immediately after it becomes a Restricted Subsidiary.
          “USA PATRIOT Act” shall have the meaning assigned to such term in Section 3.13.
          “US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
          “US Tax Certificate” has the meaning assigned to such term in Section 2.20(f)(ii)(D)(2).
          “Voting Shares” shall mean, as to a particular corporation or other Person, outstanding shares of stock or other equity interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or interests entitled so to vote or participate only upon the happening of some contingency.

          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Withholding Agent” means a Borrower and the Administrative Agent.
          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.
          SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Article V, such terms shall be construed in accordance with GAAP as in effect on the date hereof applied on a basis consistent with the application used in preparing the Company’s audited financial statements referred to in Section 3.05; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
THE CREDITS
          SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Revolving Loans in Dollars to the Borrowers, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date and the termination of the Commitment of such Lender, in an amount that will not result in (a) the sum of the Revolving Credit Exposure and the L/C Exposure of such Lender exceeding such Lender’s Commitment or (b) the Aggregate Credit Exposure exceeding the Total Commitment then in effect. Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Revolving Loans hereunder, on and after the Effective Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.
          SECTION 2.02. Loans. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Loans comprising any Borrowing shall be (i) in the case of Competitive Loans, in an aggregate principal amount which is permitted under Section 2.03, and (ii) in the case of Revolving Loans, in an aggregate principal amount which is an integral multiple of $5,000,000 and not less than $20,000,000 (or an aggregate principal amount equal to the remaining balance of the Commitments).
          (b) Each Competitive Borrowing shall be comprised entirely of Eurocurrency Competitive Loans or Fixed Rate Loans, and each Revolving Borrowing shall be comprised entirely of Eurocurrency Revolving Loans or ABR Loans, as the applicable Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Loan by causing any domestic or foreign branch, agency or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement and such branch, agency or Affiliate shall, to the extent of any such loans made by it, have all the rights of such Lender hereunder. Borrowings of more than one Type may be outstanding at the same time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.
          (c) Subject to Section 2.06 and, in the case of any Borrowing denominated in a Non-US Currency, to any alternative procedures that the applicable Borrower, the applicable Lenders and the Administrative Agent may agree upon, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Administrative Agent in New York, New York, not later than 12:00 noon, New York City time, and the Administrative Agent shall by 2:00 p.m., New York City time, credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Company to the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, forthwith return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to Section 2.03 in the amounts so accepted. Revolving Loans shall be made by the Lenders pro rata in accordance with their Applicable Shares. Unless the Administrative Agent shall have received notice from a Lender prior to the date (or, in the case of ABR Borrowings, on the date) of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with this paragraph (c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount in the required currency. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and such Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon in such currency, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight funds. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          (d) If any Issuing Bank shall not have received from a Borrower the payment required to be made by Section 2.05(e) within the time period set forth in Section 2.05(e), such Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C Disbursement and its Applicable Share thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Applicable Share of such L/C Disbursement plus any interim interest accrued thereon pursuant to Section 2.05(h) (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender and shall bear interest as provided herein), and the Administrative Agent will promptly pay to the Issuing Bank any amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.05(e) prior to the time that any Lender makes any payment pursuant to this paragraph; any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Lender shall not have made its Applicable Share of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Borrowers severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to Loans pursuant to Section 2.09, and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
          SECTION 2.03. Competitive Bid Procedure. (a) In order to request Competitive Bids, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Administrative Agent (i) in the case of a Eurocurrency Competitive Loan, not later than 10:00 a.m., New York City time, (A) four Business Days before a proposed Competitive Borrowing in the case of a Competitive Borrowing denominated in Dollars and (B) five Business Days before a proposed Competitive Borrowing in the case of a Competitive Borrowing denominated in a Non-US Currency and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, (A) one Business Day before a proposed Competitive Borrowing in the case of a Competitive Borrowing denominated in Dollars and (B) two Business Days before a proposed Competitive

Borrowing in the case of a Competitive Borrowing denominated in a Non-US Currency. No ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the applicable Borrower of such rejection by telecopy. Each Competitive Bid Request shall refer to this Agreement and specify (A) whether the Borrowing then being requested is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing, (B) the date of such Borrowing (which shall be a Business Day), (C) the currency of the requested Borrowing (which shall be Dollars or a Non-US Currency), (D) the aggregate principal amount of the requested Borrowing (which shall be an integral multiple of 1,000,000 units of the applicable currency with a Dollar Equivalent on the date of the applicable Competitive Bid Request of at least $10,000,000), and (E) the Interest Period with respect thereto (which may not end after the Maturity Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall telecopy to the Lenders a Notice of Competitive Bid Request inviting the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans.
          (b) Each Lender invited to bid may, in its sole discretion, make one or more Competitive Bids to the applicable Borrower responsive to such Borrower’s Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by telecopy, in the form of Exhibit A-3 hereto, (i) in the case of a Eurocurrency Competitive Loan, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. A Lender may submit multiple bids to the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be an integral multiple of 1,000,000 units of the applicable currency and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof. If any Lender invited to bid shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by telecopy (I) in the case of Eurocurrency Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.
          (c) The Administrative Agent shall as promptly as practicable notify the applicable Borrower, by telecopy, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The

Administrative Agent shall send a copy of all Competitive Bids to the applicable Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.
          (d) The applicable Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The applicable Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any or all of the bids referred to in paragraph (c) above not more than one hour after it shall have been notified of such bids by the Administrative Agent pursuant to such paragraph (c); provided, however, that (i) the failure of the applicable Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the applicable Borrower shall not accept a bid made at a particular Competitive Bid Rate if it has decided to reject a bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the applicable Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the applicable Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted to exceed the amount specified in the Competitive Bid Request, then the applicable Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in an amount that is an integral multiple of 1,000,000 units of the applicable currency, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) above, the amounts shall be rounded to integral multiples of 1,000,000 units of the applicable currency in a manner which shall be in the discretion of the applicable Borrower. A notice given pursuant to this paragraph (d) shall be irrevocable.
          (e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.
          (f) No Competitive Borrowing shall be requested or made hereunder if after giving effect thereto (i) the Aggregate Credit Exposure would exceed the Total Commitment or (ii) in the event the Maturity Date shall have been extended as provided in Section 2.12(d), the sum of the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date and the Competitive Loan Exposures attributable to Competitive Loans maturing after such Existing Maturity Date would exceed the aggregate Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit and the maturity of the last of such Competitive Loans.

          (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the applicable Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.
          SECTION 2.04. Revolving Borrowing Procedure. In order to request a Revolving Borrowing, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Revolving Borrowing Request in the form of Exhibit A-5 (i) in the case of a Eurocurrency Revolving Borrowing, not later than 10:30 a.m., New York City time, three Business Days before such Borrowing, and (ii) in the case of an ABR Borrowing, not later than 10:30 a.m., New York City time, on the day of such Borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Revolving Borrowing Request. Such notice shall be irrevocable and shall in each case specify (A) whether the Borrowing then being requested is to be a Eurocurrency Revolving Borrowing or an ABR Borrowing; (B) the date of such Revolving Borrowing (which shall be a Business Day) and the amount thereof; and (C) if such Borrowing is to be a Eurocurrency Revolving Borrowing, the Interest Period with respect thereto. If no election as to the Type of Revolving Borrowing is specified in any such notice, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurocurrency Revolving Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any other provision of this Agreement to the contrary, no Revolving Borrowing shall be requested if the Interest Period with respect thereto would end after the Maturity Date in effect for any Lender. The Administrative Agent shall promptly advise each of the Lenders of any notice given pursuant to this Section 2.04 and of each Lender’s portion of the requested Borrowing.
          SECTION 2.05. Letters of Credit. (a) General. The Borrowers may request the issuance of Letters of Credit, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, appropriately completed, for the accounts of the Borrowers, at any time and from time to time while the Commitments remain in effect. All Letters of Credit shall be denominated in Dollars. This Section shall not be construed to impose an obligation upon any Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the applicable Borrower shall hand deliver or telecopy to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of, but not later than 10:00 a.m., New York City time, five Business Days before, the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. Following receipt of such notice and prior to the issuance of the requested Letter of Credit or the applicable amendment, renewal or extension, the Administrative Agent shall notify the Borrowers, each Lender and the applicable Issuing Bank of the amount of the Aggregate Credit Exposure after giving effect to (i) the issuance, amendment, renewal or extension of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or will expire prior to the requested date of issuance of such Letter of Credit and (iii) the borrowing or repayment of any Loans that (based upon notices delivered to the Administrative Agent by the Borrowers) are to be borrowed or repaid prior to the requested date of issuance of such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that, (i) after giving effect to such issuance, amendment, renewal or extension (A) the L/C Exposure shall not exceed $350,000,000 and (B) the Aggregate Credit Exposure shall not exceed the Total Commitment, (ii) in the case of a Letter of Credit that will expire later than the first anniversary of such issuance, amendment, renewal or extension, the applicable Borrower, the applicable Issuing Bank and the Required Lenders shall have reached agreement on the fees to be applicable thereto as contemplated by the last sentence of Section 2.07(c) and (iii) in the event the Maturity Date shall have been extended as provided in Section 2.12(d), the sum of the LC Exposures attributable to Letters of Credit expiring after any Existing Maturity Date (as defined in Section 2.12(d)) and the Competitive Loan Exposures attributable to Competitive Loans maturing after such Existing Maturity Date shall not exceed the aggregate Commitments that have been extended to a date after the expiration date of the last of such Letters of Credit and the maturity of the last of such Competitive Loans.
          (c) Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of (x) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) or such longer period as may be agreed to between the applicable Borrower and the Issuing Bank and (y) the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date; provided that any Letter of Credit with a one-year tenor may provide for renewal thereof under procedures reasonably satisfactory to the applicable Issuing Bank for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).
          (d) Participations. By the issuance of a Letter of Credit and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Share from time to time of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Share from time to time of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) by the time provided in Section 2.02(d). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an

Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall pay to the Administrative Agent such L/C Disbursement not later than (i) if such Borrower shall have received notice of such L/C Disbursement prior to 10:00 a.m., New York City time, on any Business Day, 2:00 p.m., New York City time, on such Business Day or (ii) otherwise, 12:00 noon, New York City time, on the Business Day next following the day on which the Borrower shall have received notice from such Issuing Bank that payment of such draft will be made.
          (f) Obligations Absolute. The Borrowers’ obligations to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
     (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;
     (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;
     (iii) the existence of any claim, setoff, defense or other right that the Borrowers, any other party guaranteeing, or otherwise obligated with, the Borrowers, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
     (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (v) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
     (vi) any other act or omission to act or delay of any kind of any Issuing Bank, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.
          Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or wilful misconduct of any Issuing Bank, the Administrative Agent or any Lender. However, the

foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s gross negligence or wilful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) an Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute wilful misconduct or gross negligence of an Issuing Bank.
          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and the applicable Borrower of such demand for payment and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve such Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.
          (h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of such Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment or the date on which interest shall commence to accrue on Loans made to reimburse such L/C Disbursements provided in Section 2.02(d).
          (i) Resignation or Removal of an Issuing Bank. An Issuing Bank may resign at any time by giving 180 days’ prior written notice to the Administrative Agent, the Lenders and the Company, and may be removed at any time by the Company by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as an Issuing Bank hereunder by a successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the

Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.07(c)(ii). The acceptance of any appointment as an Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of an Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
          (j) Additional Issuing Banks. The Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph shall, upon entering into an Issuing Bank Agreement with the Company, be deemed to be an “Issuing Bank” (in addition to being a Lender) hereunder.
          (k) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date and amount of such L/C Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such L/C Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
          SECTION 2.06. Conversion and Continuation of Revolving Loans. Each Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (i) not later than 10:30 a.m., New York City time, on the day of the conversion, to convert all or any part of any Eurocurrency Revolving Loan into an ABR Revolving Loan, and (ii) not later than 10:30 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Revolving Loan into a Eurocurrency Revolving Loan or to continue any Eurocurrency Revolving Loan as a

Eurocurrency Revolving Loan for an additional Interest Period, subject in each case to the following:
          (a) if less than all the outstanding principal amount of any Revolving Borrowing shall be converted or continued, the aggregate principal amount of the Revolving Borrowing converted or continued shall be an integral multiple of $5,000,000 and not less than $20,000,000;
          (b) accrued interest on a Revolving Borrowing (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
          (c) if any Eurocurrency Revolving Loan is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;
          (d) any portion of a Revolving Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Revolving Loan;
          (e) any portion of a Eurocurrency Revolving Loan which cannot be continued as a Eurocurrency Revolving Loan by reason of clause (d) above shall be automatically converted at the end of the Interest Period in effect for such Eurocurrency Revolving Loan into an ABR Borrowing;
          (f) no Interest Period may be selected for any Eurocurrency Revolving Borrowing that would end later than the Maturity Date in effect for any Lender; and
          (g) at any time when there shall have occurred and be continuing any Default or Event of Default, if the Administrative Agent or the Required Lenders shall so notify the Company, no Revolving Loan may be converted into or continued as a Eurocurrency Revolving Loan.
          Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Revolving Borrowing to be converted or continued, (ii) whether such Revolving Borrowing is to be converted to or continued as a Eurocurrency Revolving Borrowing or an ABR Revolving Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Revolving Borrowing is to be converted to or continued as a Eurocurrency Revolving Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Revolving Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no notice shall have been given in accordance with this Section 2.06 to convert or continue any Revolving Borrowing, such Revolving Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into a new Interest Period as an ABR Revolving Borrowing.
          SECTION 2.07. Fees. (a) The Company agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and

December 31 (with the first payment being due on September 30, 2010) and on each date on which the Commitment of such Lender shall be terminated as provided herein (and any subsequent date on which such Lender shall cease to have any Revolving Credit Exposure or L/C Exposure), a facility fee (a “Facility Fee”), at a rate per annum equal to the Applicable Percentage from time to time in effect, on the amount of the Commitment of such Lender, whether used or unused, during the preceding quarter (or other period commencing on the date hereof, or ending with the Maturity Date or any date on which the Commitment of such Lender shall be terminated) or, if such Lender continues to have any Revolving Credit Exposure or L/C Exposure after its Commitment terminates, on the daily amount of such Lender’s Revolving Credit Exposure and L/C Exposure. All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as the case may be. The Facility Fee due to each Lender shall commence to accrue on the date hereof, and shall cease to accrue on the earlier of the Maturity Date and the termination of the Commitment of such Lender as provided herein.
          (b) The Company agrees to pay the Administrative Agent, for its own account, the administrative and other fees separately agreed to by the Company and the Administrative Agent (the “Administrative Fees”).
          (c) The Company agrees to pay (i) to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 and on the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s average daily L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements of such Lender) during the preceding quarter (or shorter period commencing with the Effective Date or ending with the later of (A) the Maturity Date or the date on which the Commitment of such Lender shall be terminated and (B) the date on which such Lender shall cease to have any L/C Exposure) at a rate equal to the Applicable Percentage from time to time, and (ii) to each Issuing Bank with respect to each Letter of Credit issued by it the fees agreed upon by the Company and such Issuing Bank in the applicable Issuing Bank Agreement plus, in connection with the issuance, amendment or transfer of any Letter of Credit or any L/C Disbursement, such Issuing Bank’s customary documentary and processing charges (collectively, the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. Notwithstanding the foregoing, in the case of any Letter of Credit that will expire later than the first anniversary of the issuance, amendment, renewal or extension thereof, the L/C Participation Fee and Issuing Bank Fees shall be increased by an amount to be agreed upon prior to such issuance, amendment, renewal or extension by the applicable Borrower, the applicable Issuing Bank and the Required Lenders.
          (d) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders except that the Issuing Bank Fees shall be paid directly to the applicable Issuing Banks and the Administrative Fees shall be paid pursuant to paragraph (b) above. Once paid, none of the Fees shall be refundable under any circumstances in the absence of demonstrable error.

          SECTION 2.08. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby agrees that the outstanding principal balance of each Revolving Loan shall be payable on the Maturity Date and that the outstanding principal balance of each Competitive Loan shall be payable on the last day of the Interest Period applicable thereto. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.09.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the currency of each Loan, the Borrower of each Loan, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.
          SECTION 2.09. Interest on Loans. (a) Subject to the provisions of Section 2.10, the Loans comprising each Eurocurrency Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurocurrency Revolving Loan, the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage from time to time in effect, and (ii) in the case of each Eurocurrency Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.
          (b) Subject to the provisions of Section 2.10, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and 360 days for other periods) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage.
          (c) Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.

          (d) Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement. The applicable Adjusted LIBO Rate, LIBO Rate or Alternate Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.10. Default Interest. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall on demand from time to time from the Administrative Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in Section 2.09(b)) equal to the Alternate Base Rate plus 2%.
          SECTION 2.11. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing, the Administrative Agent shall have determined (i) that deposits in the currency and principal amounts of the Eurocurrency Loans comprising such Borrowing are not generally available in the London market or (ii) that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give telecopy notice of such determination to the Borrowers and the Lenders. In the event of any such determination under clause (i) or (ii) above, until the Administrative Agent shall have advised the Company and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any request by a Borrower for a Eurocurrency Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Administrative Agent, and (y) any request by a Borrower for a Eurocurrency Revolving Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing. In the event the Required Lenders notify the Administrative Agent that the rates at which Dollar deposits are being offered will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurocurrency Loans in Dollars during such Interest Period, the Administrative Agent shall notify the applicable Borrower of such notice and until the Required Lenders shall have advised the Administrative Agent that the circumstances giving rise to such notice no longer exist, any request by such Borrower for a Eurocurrency Revolving Borrowing shall be deemed a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be made in good faith and shall be conclusive absent manifest error.
          SECTION 2.12. Termination, Reduction, Extension and Increase of Commitments. (a) The Commitments shall be automatically terminated on the Maturity Date.
          (b) Upon at least three Business Days’ prior irrevocable telecopy notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $10,000,000 and (ii) no such termination or reduction shall be made (A) which would reduce the Total Commitment to an amount less than the Aggregate

Credit Exposure or (B) which would reduce any Lender’s Commitment to an amount that is less than the sum of such Lender’s Revolving Credit Exposure and L/C Exposure.
          (c) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrowers shall pay to the Administrative Agent for the account of the Lenders, on the date of each reduction or termination of the Total Commitment, the Facility Fees on the amount of the Commitments terminated accrued through the date of such termination or reduction.
          (d) The Company may, by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) not less than 30 days and not more than 90 days prior to any anniversary of the date hereof, request that the Lenders extend the Maturity Date and the Commitments for an additional period of one year. Each Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”). Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender. If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect. The decision to agree or withhold agreement to any Maturity Date extension shall be at the sole discretion of each Lender. The Commitment of any Declining Lender shall terminate on the Maturity Date in effect prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”). The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date, the Borrowers shall also make such other prepayments of their Loans as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the Aggregate Credit Exposures shall not exceed the Total Commitment. Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to Section 9.04, at any time prior to the Existing Maturity Date, to replace a Declining Lender with a Lender or other financial institution that will agree to a request for the extension of the Maturity Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender. Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those delivered with respect to the Company and the Borrowers under Section 4.02(a) and (b) and Section 4.03(a), giving effect to such extension and (ii) on the anniversary of the date hereof that immediately follows the date on which the Company delivers the applicable request for extension of the Maturity Date, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such extension and without giving effect to the parenthetical in Section 4.01(b)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.
          (e) The Company may, by written notice to the Administrative Agent, executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause Commitments to be extended by the Increasing Lenders (or cause the Commitments of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender set forth in such notice, provided, however, that (a) the aggregate amount of all new Commitments and increases in existing Commitments pursuant to this paragraph during the term of this Agreement shall in no event exceed $500,000,000, (b) each Increasing Lender, if not already a Lender hereunder, (x) shall have a Commitment, immediately after the effectiveness of such increase, of at least $25,000,000, (y) shall be subject to the approval of the Administrative Agent and each Issuing Bank (which approval shall not be unreasonably withheld) and (z) shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Company (an “Accession Agreement”) and (c) the decision of any existing Lender to become an Increasing Lender shall be in the sole discretion of such Lender, and no existing Lender shall be required to increase its Commitment hereunder. New Commitments and increases in Commitments pursuant to this Section shall become effective on the date specified in the applicable notices delivered pursuant to this Section. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment of such Increasing Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section in the Commitment of a Lender already a party hereto, Schedule 2.01 shall be deemed to have been amended to reflect the increased Commitment of such Lender. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless, on the date of such increase, (i) the Administrative Agent shall have received documents consistent with those delivered with respect to the Company and the Borrowers under Section 4.02(a) and (b) and Section 4.03(a), giving effect to such increase and (ii) the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase and without giving effect to the parenthetical in Section 4.01(b)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company. Following any extension of a new Commitment or increase of a Lender’s Commitment pursuant to this paragraph, any Revolving Loans outstanding prior to the effectiveness of such increase or extension shall continue outstanding until the ends of the respective Interests Periods applicable thereto, and shall then be repaid or refinanced with new Revolving Loans made pursuant to Section 2.01.

          SECTION 2.13. Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Revolving Borrowing, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Administrative Agent: (i) before 10:00 a.m., New York City time, three Business Days prior to prepayment, in the case of Eurocurrency Revolving Loans, and (ii) before 10:00 a.m., New York City time, one Business Day prior to prepayment, in the case of ABR Revolving Loans; provided, however, that in the case of any Revolving Borrowing, each partial prepayment shall be in an amount which is an integral multiple of $10,000,000 and not less than $50,000,000.
          (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.12, the Borrowers shall pay or prepay so much of the Revolving Borrowings as shall be necessary in order that the Aggregate Credit Exposure will not exceed the Total Commitment after giving effect to such termination or reduction.
          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section shall be subject to Section 2.16 but otherwise without premium or penalty. All prepayments under this Section shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.
          SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank, or shall result in the imposition on any Lender or the London interbank market of any other condition affecting this Agreement, such Lender’s Commitment or any Eurocurrency Loan or Fixed Rate Loan made by such Lender or any Letter of Credit, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan or of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then such additional amount or amounts as will compensate such Lender, or such Issuing Bank, as the case may be, for such additional costs or reduction will be paid by the Borrowers to such Lender, or such Issuing Bank, as the case may be, upon demand. Notwithstanding the foregoing, no Lender or Issuing Bank shall be entitled to request compensation under this paragraph with respect to any Competitive Loan or Letter of Credit if the change giving rise to such request was applicable to such Lender or Issuing Bank at the time of submission of the Competitive Bid or L/C Competitive Bid pursuant to which such Competitive Loan or Letter of Credit was made or issued.
          (b) If any Lender or any Issuing Bank shall have determined that the adoption after the date hereof of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or Issuing Bank (or any lending office of such Lender or such Issuing Bank) or any Lender’s or Issuing Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, such Lender’s Commitment or the Loans made or Letters of Credit issued by such Lender or Issuing Bank pursuant hereto to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank to be material, then from time to time such additional amount or amounts as will compensate such Lender or Issuing Bank for such reduction will be paid by the Borrowers to such Lender or Issuing Bank.
          (c) A certificate of any Lender or Issuing Bank setting forth such amount or amounts as shall be necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.
          (d) Failure on the part of any Lender or Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand compensation with respect to such period or any other period; provided, however, that no Lender or Issuing Bank shall be entitled to compensation under this Section 2.14 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Company that it will demand compensation for such costs or reductions under paragraph (c) above not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions. The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.
          SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender or any of its Affiliates to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Company and to the Administrative Agent, such Lender may:

     (i) declare that Eurocurrency Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for a Eurocurrency Competitive Borrowing, and any request for a Eurocurrency Revolving Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan, unless such declaration shall be subsequently withdrawn; and
     (ii) require that all outstanding Eurocurrency Loans denominated in Dollars made by it be converted to ABR Loans and that all outstanding Eurocurrency Loans denominated in the affected Non-US Currency be promptly prepaid, in which event all such Eurocurrency Loans in Dollars shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below and all such Non-US Currency Loans shall be promptly prepaid.
In the event any Lender shall exercise its rights under (i) or (ii) above with respect to Eurocurrency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans, of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.
          (b) For purposes of this Section 2.15, a notice by any Lender shall be effective as to each Eurocurrency Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt.
          SECTION 2.16. Indemnity. The Borrowers shall indemnify each Lender against any out-of-pocket loss or reasonable expense which such Lender may sustain or incur as a consequence of (a) any failure to borrow or to refinance, convert or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03, 2.04 or 2.06, (b) any payment, prepayment or conversion, or assignment required under Section 2.21, of a Eurocurrency Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto, (c) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (d) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed (assumed to be the Adjusted LIBO Rate applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender)

that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section as a result of any loss shall be delivered to such Borrower and shall be conclusive absent manifest error; provided that any expenses related to any such loss that are incurred by such Lender and reported under such certificate shall be required to be reasonably documented.
          SECTION 2.17. Pro Rata Treatment. Except as required under Sections 2.15 and 2.21, each payment of the Facility Fees and each reduction of the Commitments shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Revolving Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Except as required under Section 2.15, each payment or repayment of principal of any Revolving Borrowing and each refinancing or conversion of any Revolving Borrowing shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Revolving Loans comprising such Borrowing, and each payment of interest on any Revolving Borrowing shall be allocated pro rata among the Lenders in accordance with the respective amounts of accrued and unpaid interest on their outstanding Revolving Loans comprising such Borrowing. Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with their respective Commitments. Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.
          SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means (other than pursuant to Sections 2.14, 2.16 or 2.20), obtain payment (voluntary or involuntary) in respect of any Revolving Loans or amounts owed to it in respect of L/C Disbursements as a result of which the unpaid principal portion of its Revolving Loans and the amounts owed to it in respect of L/C Disbursements shall be proportionately less than the unpaid principal portion of the Revolving Loans and amounts owed in respect of

L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Loans and amounts owed in respect of L/C Disbursements of such other Lender, so that the aggregate unpaid principal amount of the Revolving Loans and participations in the Revolving Loans and amounts owed in respect of L/C Disbursements of each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Loans and amounts owed in respect of L/C Disbursements then outstanding as the principal amount of its Revolving Loans and the amounts owed to it in respect of L/C Disbursements prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Revolving Loans and amounts owed in respect of L/C Disbursements outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a Revolving Loan or amount owed in respect of an L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made a Revolving Loan in the amount of such participation.
          SECTION 2.19. Payments. (a) Except to the extent that any Tax is required to be withheld or deducted under applicable law or regulation, but subject to the provisions of Section 2.20, the Borrowers shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement and any Fees or other amounts) hereunder without deduction, counter-claim or setoff in immediately available funds from an account in the United States not later than 12:00 noon, local time at the place of payment, on the date when due in immediately available funds to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York. Each such payment (other than principal of and interest on Non-US Currency Loans, which shall be made in the applicable Non-US Currencies) shall be made in Dollars.
          (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
          (c) Notwithstanding any contrary provision hereof, if any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent or any Issuing Bank, the Administrative Agent may, in its discretion, until such time as all such unsatisfied obligations of such Lender have been fully paid, (i) apply any amounts received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the applicable Issuing Bank to satisfy such Lender’s obligations to it under each such Section and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in each case in any order as determined by the Administrative Agent in its discretion.
          SECTION 2.20. Taxes. (a) Each payment by each applicable Borrower under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by the applicable Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
          (b) Each applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (d) Each Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this Section 2.20(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that such Borrower has paid additional amounts with respect to such Taxes pursuant to Section 2.20(a) of this Agreement. The indemnity under this Section 2.20(d) shall be paid within 10 days after the Recipient delivers to the applicable Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
          (e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.20(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes or expenses so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

          (f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement or the Loan Documents shall deliver to the Borrowers and the Administrative Agent, on or prior to the date such Lender becomes a party to this Agreement and at the time or times reasonably requested by any Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, shall on or prior to the date such Lender becomes a party to this Agreement and at the time or times reasonably requested by any Borrower or the Administrative Agent, deliver such other documentation prescribed by law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Upon the reasonable request of any Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.20(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
     (ii) Without limiting the generality of the foregoing, if any Borrower is a US Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable (including any applicable substitute or successor forms):
     (A) in the case of a Lender that is a US Person, IRS Form W-9 certifying that such Lender is exempt from US Federal backup withholding tax;
     (B) in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement or the Loan Documents, IRS Form W-8BEN establishing an exemption from, or reduction of, US Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
     (C) in the case of a Non-US Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

     (D) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit G (a “US Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
     (E) in the case of a Non-US Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a US Tax Certificate on behalf of such partners; or
     (F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, US Federal withholding Tax together with such supplementary documentation necessary to enable such Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
     (iii) Each Lender shall deliver to the Withholding Agent, at the time or times prescribed by law (including as prescribed as a result of any change in law or the taking effect of any law occurring after the date hereof) and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code and as prescribed by any change in law or the taking effect of any law occurring after the date hereof) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent (A) to comply with its obligations under FATCA, (B) to determine that such Lender has complied with such Lender’s obligations under FATCA and (C) to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.20(f)(iii), FATCA shall include any regulations or official interpretations thereof.
          (g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including additional amounts paid pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made and additional amounts paid under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. This Section 2.20(g) shall not be construed to require any party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any other party or any other Person.
          (h) Each Lender shall severally indemnify the Administrative Agent and each Borrower for any Taxes incurred or asserted against the Administrative Agent or such Borrower by any Governmental Authority and any reasonable expenses arising therefrom as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to the Administrative Agent or such Borrower pursuant to Section 2.20(f). The indemnity under this Section 2.20(h) shall be paid within 10 days after the Administrative Agent or such Borrower delivers to the applicable Lender a certificate stating the amount of Taxes or expenses so paid or payable by the Administrative Agent or such Borrower. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
          (i) Each party’s obligations under this Section 2.20 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.
          (j) For purposes of Sections 2.20(e), (f), (h) and (i), the term “Lender” includes any (i) Issuing Bank and (ii) assignee and Participant under Section 9.04.
          SECTION 2.21. Duty to Mitigate; Assignment of Commitments Under Certain Circumstances. (a) Any Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank claiming any additional amounts payable pursuant to Section 2.14 or Section 2.20 or exercising its rights under Section 2.15 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank, be otherwise disadvantageous to such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank.
          (b) In the event that any Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank shall have delivered a notice or certificate pursuant to Section 2.14 or 2.15, or any Borrower shall be required to make additional payments to any Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank under Section 2.20, the Company shall have the right, at its own expense, upon notice to such Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank and the Administrative Agent, to require such

Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank to transfer and assign without recourse, representation or warranty (in accordance with and subject to the restrictions contained in Section 9.04) all interests, rights and obligations contained hereunder to another financial institution approved by the Administrative Agent (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Company, as the case may be, shall pay to the affected Lender (including any assignee and any Lender for the benefit of a Participant) or Issuing Bank in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans and L/C Disbursements made by it hereunder and all other amounts accrued for its account or owed to it hereunder and shall cause all Letters of Credit issued by it to be canceled on such date.
          SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) Facility Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);
          (b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.07); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
          (c) if any L/C Exposure exists at the time such Lender becomes a Defaulting Lender then:
     (i) unless a Default or an Event of Default shall have occurred and be continuing, all or any part of the L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Shares, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall within two Business Days following notice by the Administrative Agent cash collateralize for the benefit of the applicable Issuing Bank only such Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VI for so long as such L/C Exposure is outstanding;
     (iii) if a Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any L/C Participation Fees to such Defaulting Lender pursuant to

Section 2.07(c) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;
     (iv) if the L/C Exposure of the Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.07(a) and Section 2.07(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Shares; and
     (v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Exposure) and L/C Participation Fees payable under Section 2.07(c) with respect to such Defaulting Lender’s L/C Exposure shall be payable to such Issuing Bank until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and
          (d) so long as such Lender is a Defaulting Lender, each Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrowers in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).
          If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the applicable Borrowers or such Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.
          In the event that the Administrative Agent, the Borrowers and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Competitive Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Share.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants to each of the Lenders as follows (it being agreed that each Borrower other than the Company makes the following representations only as to itself, but that the Company makes such representations as to all the Borrowers):
          SECTION 3.01. Organization; Powers. Each Borrower and each of the Significant Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of each Borrower, has the corporate power and authority to execute, deliver and perform its obligations under the Loan Documents and to borrow hereunder and thereunder.
          SECTION 3.02. Authorization. The execution, delivery and performance by each Borrower of each Loan Document to which it is or will be a party and the Borrowings hereunder (collectively, the “Transactions”) (a) have been or, upon execution and delivery thereof, will be duly authorized by all requisite corporate action and (b) will not (i) violate (A) any provision of any law, statute, rule or regulation (including the Margin Regulations) or of the certificate of incorporation or other constitutive documents or by-laws of such Borrower, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other instrument to which any Borrower is a party or by which it or any of its property is or may be bound, where such violation is reasonably likely to result in a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, material agreement or other instrument, where such default is reasonably likely to result in a Material Adverse Effect or (iii) result in the creation or imposition of any lien upon any property or assets of any Borrower.
          SECTION 3.03. Enforceability. This Agreement and each other Loan Document to which any Borrower is a party constitutes a legal, valid and binding obligation of such Borrower enforceable in accordance with its terms.
          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or other action by any Governmental Authority, other than those which have been taken, given or made, as the case may be, is or will be required with respect to any Borrower in connection with the Transactions.
          SECTION 3.05. Financial Statements. (a) The Company has heretofore furnished to the Administrative Agent and the Lenders copies of its consolidated balance sheet and statements of income, cash flow and retained earnings as of and for the year ended December 31, 2009, and the six months ended June 30, 2010. Such financial statements present fairly, in all material respects, the consolidated combined financial condition and the results of operations of the Company and the Subsidiaries as of such dates and for such periods in accordance with GAAP.
          (b) There has been no material adverse change in the consolidated financial condition of the Company and the Subsidiaries taken as a whole from the financial condition reported in the financial statements referenced in paragraph (a) of this Section 3.05.
          SECTION 3.06. Litigation; Compliance with Laws. (a) There are no actions, proceedings or investigations filed or (to the knowledge of any Borrower) threatened or affecting any Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which question the validity or legality of this Agreement, the Transactions or any action taken or to be taken pursuant to this Agreement and no order or judgment has been issued or entered restraining or enjoining any Borrower or any Subsidiary from the execution, delivery or performance of this Agreement nor is there any other action, proceeding or investigation filed or (to the knowledge of any Borrower or any Subsidiary) threatened against any Borrower or any Subsidiary in any court or before any Governmental Authority or arbitration board or tribunal which would be reasonably likely to result in a Material Adverse Effect or materially restrict the ability of any Borrower to comply with its obligations under the Loan Documents.
          (b) Neither any Borrower nor any Subsidiary is in violation of any law, rule or regulation (including any law, rule or regulation relating to the protection of the environment or to employee health or safety), or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would be reasonably likely to result in a Material Adverse Effect.
          SECTION 3.07. Federal Reserve Regulations. (a) Neither any Borrower nor any Subsidiary that will receive proceeds of the Loans hereunder is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to refund indebtedness originally incurred for such purpose, or for any other purpose which entails a violation of, or which is inconsistent with, the provisions of the Margin Regulations.
          SECTION 3.08. Investment Company Act. No Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 (the “1940 Act”).
          SECTION 3.09. Use of Proceeds. All proceeds of the Loans and Letters of Credit shall be used for the purposes referred to in the recitals to this Agreement and in accordance with the provisions of Section 3.07.
          SECTION 3.10. Full Disclosure; No Material Misstatements. None of the representations or warranties made by any Borrower in connection with this

Agreement as of the date such representations and warranties are made or deemed made, and no report, financial statement or other information furnished by or on behalf of any Borrower to the Administrative Agent or any Lender pursuant to or in connection with this Agreement or the credit facilities established hereby, contains or will contain any material misstatement of fact or omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.
          SECTION 3.11. Taxes. Each Borrower and each of the Significant Subsidiaries have filed or caused to be filed all Federal, state and local tax returns which are required to be filed by them, and have paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by any of them, other than any taxes or assessments the validity of which is being contested in good faith by appropriate proceedings, and with respect to which appropriate accounting reserves have to the extent required by GAAP been set aside.
          SECTION 3.12. Employee Pension Benefit Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that could reasonably be expected to result in a Material Adverse Effect, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of FASB ASC Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.13. OFAC. None of the Borrowers, nor any of their respective Affiliates, is in violation of (i) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (ii) Executive Order No. 13,224, 66 Fed Reg 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) or (iii) the anti-money laundering provisions of the USA PATRIOT Act (Title III of Pub. L. 107-56) (the “USA PATRIOT Act”) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq and any other laws relating to terrorism or money laundering.
ARTICLE IV
CONDITIONS OF LENDING
          The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

          SECTION 4.01. All Extensions of Credit. On the date of each Borrowing and on the date of each issuance of a Letter of Credit:
          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 or Section 2.04, as applicable, or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank shall have been selected to issue such Letter of Credit as contemplated by Section 2.05.
          (b) The representations and warranties set forth in Article III hereof (except those contained in Sections 3.05(b) and 3.06(a)) shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of a Letter of Credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case on and as of such earlier date.
          (c) At the time of and immediately after such Borrowing or issuance of a Letter of Credit no Event of Default or Default shall have occurred and be continuing.
Each Borrowing and issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date of such Borrowing or issuance of a Letter of Credit as to the matters specified in paragraphs (b) and (c) of this Section 4.01.
          SECTION 4.02. Effective Date. On the Effective Date:
          (a) The Administrative Agent shall have received a favorable written opinion of Frank R. Jimenez, Esq., dated the Effective Date and addressed to the Lenders and satisfactory to the Lenders, the Administrative Agent and Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, to the effect set forth in Exhibit C hereto.
          (b) The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of its state of incorporation, and a certificate as to the existence of the Company as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or an Assistant Secretary of the Company dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Company as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation referred to in clause (i) above has not been amended since the date of the last amendment thereto shown on the certificate of existence furnished pursuant to such clause (i) and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Company; and (iii) a certificate of another officer of the Company as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above.

          (c) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 (without giving effect to the parenthetical in such paragraph (b)).
          (d) The principal of and accrued and unpaid interest on any loans outstanding under the Existing Credit Agreement shall have been paid in full, all other amounts due under the Existing Credit Agreement shall have been paid in full, all letters of credit issued under the Existing Credit Agreement shall have been terminated and the commitments of the lenders and issuing banks under the Existing Credit Agreement shall have been permanently terminated.
          (e) The Administrative Agent shall have received any Fees or other amounts due and payable in connection with the credit facility established hereby on or prior to the Effective Date.
          (f) The Lenders and any Issuing Bank shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
          SECTION 4.03. First Borrowing by Each Borrowing Subsidiary. On or prior to the first date on which Loans are made to or Letters of Credit are issued for the benefit of any Borrowing Subsidiary:
          (a) The Lenders and any Issuing Banks shall have received the favorable written opinion of counsel satisfactory to the Administrative Agent, addressed to the Lenders and satisfactory to the Lenders, the Administrative Agent and Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, to the effect set forth in Exhibit C hereto.
          (b) Each Lender and any Issuing Banks shall have received a copy of the Borrowing Subsidiary Agreement executed by such Borrowing Subsidiary.
          (c) It shall not be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans or otherwise extend credit to such Subsidiary as provided herein or for any Issuing Bank to issue Letters of Credit for the account of such Subsidiary.
          (d) The Lenders and any Issuing Bank shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and (ii) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

ARTICLE V
COVENANTS
          A. Affirmative Covenants. Each Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other amounts payable hereunder shall be unpaid or any Letters of Credit have not been canceled or have not expired or any amounts drawn thereunder have not been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will, and will cause each of the Significant Subsidiaries to:
          SECTION 5.01. Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, except as expressly permitted under Section 5.09; provided, however, that nothing in this Section shall prevent the abandonment or termination of the existence, rights or franchises of any Significant Subsidiary or any rights or franchises of any Borrower if such abandonment or termination is in the best interests of the Borrowers and is not disadvantageous in any material respect to the Lenders.
          SECTION 5.02. Business and Properties. Comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority (including any of the foregoing relating to the protection of the environment or to employee health and safety), whether now in effect or hereafter enacted; and at all times maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.
          SECTION 5.03. Financial Statements, Reports, etc. In the case of the Company, furnish to the Administrative Agent for distribution to each Lender:
          (a) within 120 days after the end of each fiscal year, its consolidated balance sheet and the related consolidated statements of income and cash flows showing its consolidated financial condition as of the close of such fiscal year and the consolidated results of its operations during such year, all audited by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Company and accompanied by an opinion of such accountants to the effect that such consolidated financial statements fairly present its financial condition and results of operations on a consolidated basis in accordance with GAAP (it being agreed that the requirements of this paragraph may be satisfied by the delivery pursuant to paragraph (d) below of an annual report on Form 10-K containing the foregoing);
          (b) within 90 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related consolidated statements of income, cash flow and stockholders’ equity, showing its consolidated financial condition as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers as fairly presenting its financial condition and results of operations on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments (it being agreed that the requirements of this paragraph may be satisfied by the delivery pursuant to paragraph (d) below of a quarterly report on Form 10-Q containing the foregoing);
          (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer certifying that, to the best of such Financial Officer’s knowledge, no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
          (d) promptly after the same become publicly available, copies of all reports on forms 10-K, 10-Q and 8-K filed by it with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC, or, in the case of the Company, copies of all reports distributed to its shareholders, as the case may be;
          (e) promptly, from time to time, such other information as any Lender shall reasonably request through the Administrative Agent; and
          (f) concurrently with any delivery of financial statements under paragraph (a) or (b) above, calculations of the financial test referred to in Section 5.12.
Information required to be delivered to the Administrative Agent pursuant to this Section 5.03 shall be deemed to have been distributed to the Lenders if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (and a confirming electronic correspondence shall have been delivered or caused to be delivered to the Lenders providing notice of such posting or availability). Information required to be delivered pursuant to this Section 5.03 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
          SECTION 5.04. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses (it being understood that the Borrowers and their Significant Subsidiaries may self-insure to the extent customary with companies similarly situated and in the same or similar businesses).
          SECTION 5.05. Obligations and Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, as well as all other material liabilities, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

          SECTION 5.06. Litigation and Other Notices. Give the Administrative Agent prompt written notice of the following (which the Administrative Agent shall promptly provide to the Lenders):
          (a) the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit or proceeding which is reasonably likely to result in a Material Adverse Effect;
          (b) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto; and
          (c) any change in any of the Ratings.
          SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain financial records in accordance with GAAP and, upon reasonable notice, at all reasonable times, permit any authorized representative designated by the Administrative Agent to visit and inspect the properties of the Company and of any Significant Subsidiary and to discuss the affairs, finances and condition of the Company and any Significant Subsidiary with a Financial Officer of the Company and such other officers as the Company shall deem appropriate.
          SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in the recitals to this Agreement.
          B. Negative Covenants. Each Borrower covenants and agrees with each Lender and the Administrative Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other amounts payable hereunder shall be unpaid or any Letters of Credit have not been canceled or have not expired or any amounts drawn thereunder have not been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, it will not, and will not cause or permit any of the Subsidiaries to:
          SECTION 5.09. Consolidations, Mergers, and Sales of Assets. Consolidate or merge with or into any other Person or sell, lease or transfer all or substantially all of its property and assets, or agree to do any of the foregoing, unless (a) no Default or Event of Default has occurred and is continuing or would have occurred immediately after giving effect thereto, and (b) in the case of a consolidation or merger involving the Company and in which the Company is not the surviving corporation or, in the case where the Company sells, leases or transfers all or substantially all of its property and assets, the surviving corporation or Person purchasing, leasing or receiving such property and assets is organized in the United States of America or a state thereof and agrees to be bound by the terms and provisions applicable to the Company hereunder.
          SECTION 5.10. Limitations on Liens. In the case of the Company, create, suffer to be created, or assume (directly or indirectly) any mortgage, pledge or other lien upon any Principal Property, or permit any Restricted Subsidiary to create, suffer to be created, or assume (directly or indirectly) any mortgage, pledge or other lien upon any Principal Property; provided, however, that this covenant shall not apply to any of the following:

          (a) any mortgage, pledge or other lien on any Principal Property hereafter acquired, constructed or improved by the Company or any Restricted Subsidiary which is created or assumed to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or any mortgage, pledge or other lien on any Principal Property existing at the time of acquisition thereof; provided, however, that the mortgage, pledge or other lien shall not extend to any Principal Property theretofore owned by the Company or any Restricted Subsidiary;
          (b) any mortgage, pledge or other lien on any Principal Property existing on the date of this Agreement as described in Schedule 5.10;
          (c) any mortgage, pledge or other lien existing upon any property of a company which is merged with or into or is consolidated into, or substantially all the assets or shares of capital stock of which are acquired by, the Company or a Restricted Subsidiary, at the time of such merger, consolidation or acquisition; provided that such mortgage, pledge or other lien does not extend to any other Principal Property, other than improvements to the property subject to such mortgage, pledge or other lien;
          (d) any pledge or deposit to secure payment of workers’ compensation or insurance premiums, or in connection with tenders, bids, contracts (other than contracts for the payment of money) or leases;
          (e) any pledge of, or other lien upon, any assets as security for the payment of any tax, assessment or other similar charge by any Governmental Authority or public body, or as security required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or right;
          (f) any pledge or lien necessary to secure a stay of any legal or equitable process in a proceeding to enforce a liability or obligation contested in good faith by the Company or a Restricted Subsidiary or required in connection with the institution by the Company or a Restricted Subsidiary of any legal or equitable proceeding to enforce a right or to obtain a remedy claimed in good faith by the Company or a Restricted Subsidiary, or required in connection with any order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge; or the making of any deposit with or the giving of any form of security to any governmental agency or any body created or approved by law or governmental regulation in order to entitle the Company or a Restricted Subsidiary to maintain self-insurance or to participate in any fund in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in any provisions or other benefits provided for companies participating in any such arrangement or for liability on insurance of credits or other risks;
          (g) any mechanics’, carriers’, workmen’s, repairmen’s, or other like liens, if arising in the ordinary course of business, in respect of obligations which are not overdue or liability for which is being contested in good faith by appropriate proceedings;
          (h) any lien or encumbrance on property in favor of the United States of America, or of any agency, department or other instrumentality thereof, to secure partial, progress or advance payments pursuant to the provisions of any contract;

          (i) any mortgage, pledge or other lien securing any indebtedness incurred in any manner to finance or recover the cost to the Company or any Restricted Subsidiary of any physical property, real or personal, which prior to or simultaneously with the creation of such indebtedness shall have been leased by the Company or a Restricted Subsidiary to the United States of America or a department or agency thereof at an aggregate rental, payable during that portion of the initial term of such lease (without giving effect to any options of renewal or extension) which shall be unexpired at the date of the creation of such indebtedness, sufficient (taken together with any amounts required to be paid by the lessee to the lessor upon any termination of such lease) to pay in full at the stated maturity date or dates thereof the principal of and the interest on such indebtedness;
          (j) any mortgage, pledge or other lien securing indebtedness of a Restricted Subsidiary to the Company or a Restricted Subsidiary, provided that in the case of any sale or other disposition of such indebtedness by the Company or such Restricted Subsidiary, such sale or other disposition shall be deemed to constitute the creation of another mortgage, pledge or other lien not permitted by this clause (j);
          (k) any mortgage, pledge or other lien affecting property of the Company or any Restricted Subsidiary securing indebtedness of the United States of America or a State thereof (or any instrumentality or agency of either thereof) issued in connection with a pollution control or abatement program required in the opinion of the Company to meet environmental criteria with respect to manufacturing or processing operations of the Company or any Restricted Subsidiary and the proceeds of which indebtedness have financed the cost of acquisition of such program;
          (l) the renewal, extension, replacement or refunding of any mortgage, pledge, lien, deposit, charge or other encumbrance permitted by the foregoing provisions of this covenant upon the same property theretofore subject thereto, or the renewal, extension, replacement or refunding of the amount secured thereby, provided that in each case such amount outstanding at that time shall not be increased; or
          (m) any other mortgage, pledge or other lien, provided that immediately after the creation or assumption of such mortgage, pledge or other lien, the total of (x) the aggregate principal amount of indebtedness of the Company and all Restricted Subsidiaries secured by all mortgages, pledges and other liens created or assumed under the provisions of this clause (m), plus (y) the aggregate amount of Capitalized Lease-Back Obligations of the Company and Restricted Subsidiaries under the entire unexpired terms of all leases entered into in connection with sale and lease-back transactions which would have been precluded by the provisions of Section 5.11 but for the satisfaction of the condition set forth in clause (b) thereof, shall not exceed an amount equal to 5% of Consolidated Net Tangible Assets.
The lease of any property by the Company or a Restricted Subsidiary and rental obligations with respect thereto (whether or not arising out of a sale and lease-back of properties and whether or not in accordance with GAAP such property is carried as an asset and such rental obligations are carried as indebtedness on the Company’s or a Restricted Subsidiary’s balance sheet) shall not in any event be deemed to be the creation of a mortgage, pledge or other lien.

          SECTION 5.11. Limitations on Sale and Leaseback Transactions. In the case of the Company or any Restricted Subsidiary, enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries), which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person more than 120 days after the acquisition thereof or the completion of construction and commencement of full operation thereof, unless either (a) the Company shall apply an amount equal to the greater of the Fair Value of such property or the net proceeds of such sale, within 120 days of the effective date of any such arrangement, to the retirement (other than any mandatory retirement or by way of payment at maturity) of Indebtedness or to the acquisition, construction, development or improvement of properties, facilities or equipment used for operating purposes which are, or upon such acquisition, construction, development or improvement will be, a Principal Property or a part thereof; or (b) at the time of entering into such arrangement, such Principal Property could have been subjected to a mortgage, pledge or other lien securing indebtedness of the Company or a Restricted Subsidiary in a principal amount equal to the Capitalized Lease-Back Obligations with respect to such Principal Property under paragraph (m) of Section 5.10.
          SECTION 5.12. Consolidated EBITDA to Consolidated Interest Expense. Permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, each as calculated for any period of the four prior consecutive fiscal quarters, to be less than 3.5 to 1.0.
ARTICLE VI
EVENTS OF DEFAULT
          In case of the happening of any of the following events (each an “Event of Default”):
          (a) any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings or issuances of Letters of Credit hereunder shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
          (c) default shall be made in the payment of any interest on any Loan or L/C Disbursement or any Fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of ten days;

          (d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.01, 5.09, 5.10, 5.11 or 5.12, and, in the case of any default under Section 5.10, such default shall continue for 30 days;
          (e) default shall be made in the due observance or performance of any covenant, condition or agreement contained herein or in any other Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;
          (f) the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $50,000,000, beyond the period of grace, if any, provided in the agreement or instrument under which such Indebtedness was created, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness, or any other event shall occur or condition shall exist, beyond the period of grace, if any, provided in such agreement or instrument, if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice) to cause, such Indebtedness to become due prior to its stated maturity;
          (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, or of a substantial part of the property or assets of the Company or any Subsidiary with assets having gross book value in excess of $25,000,000, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company or any Subsidiary with assets having gross book value in excess of $25,000,000 or (iii) the winding up or liquidation of the Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (h) the Company or any Subsidiary with assets having a gross book value in excess of $25,000,000 shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the property or assets of the Company, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

          (i) one or more final judgments shall be entered by any court against the Company or any of the Subsidiaries for the payment of money in an aggregate amount in excess of $100,000,000 and such judgment or judgments shall not have been paid, covered by insurance, discharged or stayed for a period of 60 days, or a warrant of attachment or execution or similar process shall have been issued or levied against property of the Company or any of the Subsidiaries to enforce any such judgment or judgments;
          (j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect; or
          (k) a Change in Control shall occur;
then, and in every such event (other than an event with respect to any Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding, (iii) require the Borrowers to deposit with the Administrative Agent cash collateral in an amount equal to the aggregate L/C Exposures to secure the Borrowers’ reimbursement obligations under Section 2.05; and, in the case of any event with respect to any Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding, and the Borrowers shall deposit with the Administrative Agent cash collateral in an amount equal to the aggregate L/C Exposure to secure the Borrowers’ reimbursement obligations under Section 2.05.
ARTICLE VII
GUARANTEE
          The Company unconditionally and irrevocably guarantees the due and punctual payment and performance, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, of the Guaranteed Obligations. The Company further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

          The Company waives presentment to, demand of payment from and protest to the Borrowing Subsidiaries of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Lender to assert any claim or demand or to enforce any right or remedy against the Borrowing Subsidiaries under the provisions of any Loan Document or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of any Loan Document, any guarantee or any other agreement; or (c) the failure of any Lender to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.
          The Company further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security, if any, held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on its books, in favor of the Borrowing Subsidiaries or any other Person.
          Except to the extent that any Tax is required to be withheld or deducted under applicable law or regulation, but subject to the provisions of Section 2.20, the obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under any Loan Document, any guarantee or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity.
          To the extent permitted by applicable law, the Company waives any defense based on or arising out of any defense available to the Borrowing Subsidiaries, including any defense based on or arising out of any disability of the Borrowing Subsidiaries, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowing Subsidiaries, other than final payment in full of the Guaranteed Obligations. The Administrative Agent and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, or exercise any other right or remedy available to them against the Borrowing Subsidiaries, or any security without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been fully, finally and indefeasibly paid. The Company waives any defense arising out of any such election even though such election operates to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Company against the Borrowing Subsidiaries or any security.

          The Company further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.
          In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay or cause to be paid to the Administrative Agent or such Lender in cash the amount of such unpaid Guaranteed Obligation.
          The Company hereby irrevocably waives and releases any and all rights of subrogation, indemnification, reimbursement and similar rights which it may have against or in respect of the Borrowing Subsidiaries at any time relating to the Guaranteed Obligations, including all rights that would result in its being deemed a “creditor” of the Borrowing Subsidiaries under the United States Code as now in effect or hereafter amended, or any comparable provision of any successor statute.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          Any bank serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.07), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by any bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.07) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent, by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by them to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to them orally or by telephone and believed by them to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities the Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent or sub-agent, as the case may be.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
          It is agreed that the Syndication Agents and Documentation Agent shall, in their capacities as such, have no duties or responsibilities under this Agreement or liability in connection with this Agreement. None of the Syndication Agents and Documentation Agent, in their capacities as such, has or is deemed to have any fiduciary relationship with any Lender.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, or delivered by electronic communications, as follows:
          (a) if to any Borrower, to ITT Corporation, 1133 Westchester Avenue, White Plains, New York 10604, Attention of Denise L. Ramos, Senior Vice President and Chief Financial Officer (Telecopy No. 914-641-2169; E-mail: denise.ramos@itt.com), as agent for such Borrower;
          (b) if to the Administrative Agent, to JPMorgan Chase Bank, Loan and Agency Services Group, 1111 Fannin Street, Floor 10, Houston, TX 77022, Attention of Leslie Hill (Telecopy No. 713-427-6307; E-mail: leslie.d.hill@chase.com), with a copy to JPMorgan Chase Bank at 383 Madison Avenue, New York, New York 10179, Attention of Sandeep Parihar (Telecopy No. 212-270-3279; E-mail: sandeep.s.parihar@jpmorgan.com) and JPMorgan Chase Bank, Loan and Agency Group (London) at 125 London Wall, Floor 9, London, EC2Y 5AJ, United Kingdom, Attention

of Susan Dalton (Telecopy No. +44 207 777 2360; Email: sue.r.dalton@jpmchase.com), Re: ITT Corporation; and
          (c) if to a Lender, to it at its address (or telecopy number or e-mail address) set forth in the Administrative Questionnaire provided by it to the Administrative Agent.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) on the date of receipt if delivered by hand or overnight courier service or (ii) when sent if delivered by fax or other electronic transmission (it being agreed that that if any such delivery shall not be effected during normal business hours for the recipient, delivery shall be deemed to have been made at the opening of business on the next business day for the recipient), in each case as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section. Notices and other communications pursuant to Article II and other communications under this Agreement that require the signature of the sender may not be delivered or furnished by electronic communications, and shall only be delivered by any of the other methods set forth above; provided, however, that a signed notice or communication that is sent as an attachment to an electronic communication shall be deemed to have been sent by telecopy.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and issuance of Letters of Credit regardless of any investigation made by the Lenders or the Issuing Banks or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement is outstanding and unpaid, any Letter of Credit is outstanding or the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of any Letter of Credit, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Administrative Agent or any Lender.
          SECTION 9.03. Binding Effect. This Agreement shall become effective on the Effective Date and when it shall have been executed by the Company and the Administrative Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers shall not have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.
          (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) such assignment shall be subject to the prior written consent (not to be unreasonably withheld or delayed) of: (1) the Company, unless (x) the assignee is a Lender, an Affiliate of a Lender or an Approved Fund, or (y) an Event of Default has occurred and is continuing, (2) the Administrative Agent, and (3) each Issuing Bank, (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, and a processing and recordation fee of $3,500, (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, (iv) the amount of the Commitment assigned (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, except in the event that the amount of the Commitment of such assigning Lender remaining after such assignment shall be zero and (v) without providing (1) prior notice to the Administrative Agent and (2) information reasonably requested by the Administrative Agent so that it may comply with information reporting requirements under the Code, no assignment shall be made to a prospective assignee that bears a relationship to any Borrower described in Section 108(e)(4) of the Code. Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.
          (c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Borrowers or the performance or observance by the Borrowers of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) The Administrative Agent shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and the written consent of the Company to such assignment (if required under paragraph (a) above), the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.
          (f) Each Lender may sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if it were the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such Participant), except that all claims made pursuant to such Sections shall be made through such selling Lender, (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under this Agreement and (v) without providing (1) prior notice to the Administrative Agent and (2) information reasonably requested by the Administrative Agent so that it may comply with information reporting requirements under the Code, no participation shall be made to a prospective Participant that bears a relationship to any Borrower described in Section 108(e)(4) of the Code. In no event shall a Lender that sells a participation agree with the Participant to take or refrain from taking any action hereunder except that such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase or extend the term of such Lender’s Commitment, or extend the time or waive any requirement for the reduction or termination, of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the related Loans or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal or (iv) reduce the rate at which interest is payable thereon, or any fee hereunder payable to the Participant, to a level below the rate at which the Participant is entitled to receive such interest or fee. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers (solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement for the benefit of the Company whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.
          (h) The Borrowers shall not assign or delegate any rights and duties hereunder without the prior written consent of all Lenders.
          (i) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank or any central bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder in the form of Exhibit F.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrowers agree to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Joint Lead Arrangers and Joint Bookrunners named on the cover of this Agreement and their Affiliates in connection with the arrangement and syndication of the credit facility established hereby and the preparation, negotiation, execution and delivery of the Loan Documents (and all related commitment or fee letters) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof, or incurred by the Administrative Agent or any Lender in connection with the administration, enforcement or protection of their rights in connection with the Loan Documents (including all such out-of pocket expenses incurred during any workout or restructuring) or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees and disbursements of counsel for the Administrative Agent and each Joint Lead Arranger and Joint Bookrunner or, in the case of enforcement or protection of their rights, the Lenders (which, in the case of preparation, negotiation, execution, delivery and administration of the Loan Documents, but not the enforcement or protection of rights thereunder, shall be limited to a single counsel for the Administrative Agent, the Joint Lead Arrangers and the Joint Bookrunners).
          (b) The Borrowers agree to indemnify the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners named on the cover of this Agreement, the Syndication Agent, the Issuing Banks, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of (i) the arrangement and syndication of the credit facility established hereby and the preparation, negotiation, execution and delivery of the Loan Documents (and all related commitment or fee letters) or consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether initiated by any third party or by any Borrower and whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
          (c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the

Administrative Agent, the Issuing Banks or any Lender. All amounts due under this Section shall be payable on written demand therefor.
          (d) Notwithstanding any other provision, this Section 9.05 shall not apply with respect to any matters, liabilities or obligations relating to Taxes.
          SECTION 9.06. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
          SECTION 9.07. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Issuing Banks or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided that no such agreement shall (i) increase the Commitment or L/C Exposure of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17 or change any other provision of any Loan Document in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 9.04(h), (vi) limit or release the guarantee set forth in Article VII, or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrowers, the Required Lenders and the Administrative Agent (and,

if its rights or obligations are affected thereby, the Issuing Bank) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
          SECTION 9.08. Entire Agreement. This Agreement and the agreements referenced in Section 2.07(b) constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          SECTION 9.09. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or obligations of the Company and any Borrowing Subsidiary now or hereafter existing under any Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand thereunder and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company and the Administrative Agent after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          SECTION 9.13. JURISDICTION; CONSENT TO SERVICE OF PROCESS. (A) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE

EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY LETTER OF CREDIT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
          (B) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR THEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (C) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
          SECTION 9.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION IN THIS SECTION.
          SECTION 9.15. Addition of Borrowing Subsidiaries. Within two Business Days after the receipt by the Administrative Agent of a Borrowing Subsidiary

Agreement executed by a Subsidiary and the Company, the Administrative Agent shall deliver to each Lender a notice of such request to become a Borrowing Subsidiary under this Agreement. If the designation of such Borrowing Subsidiary obligates the Administrative Agent or a Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Administrative Agent or such Lender shall deliver to the Company, within four Business Days after the receipt of such Borrowing Subsidiary Agreement, a request to that effect, and the Company shall, promptly upon receipt of such request, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or such Lender in order for the Administrative Agent or such Lender to carry out and comply with the requirements of the USA PATRIOT Act or any other applicable laws and regulations, and, unless the results of such inquiry conflict with the requirements of such laws and regulations, or if no such request by the Administrative Agent or any Lender is made within the time period set forth above, such Borrowing Subsidiary shall become a party hereto and a Borrower hereunder with the same effect as if it had been an original party to this Agreement. Notwithstanding the foregoing, no Subsidiary shall become a Borrower Subsidiary if it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender to make Loans or otherwise extend credit to such Subsidiary as provided herein or for any Issuing Bank to issue Letters of Credit for the account of such Subsidiary.
          SECTION 9.16. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
          (b) The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.16 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
          SECTION 9.17. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with its requirements.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ITT CORPORATION, as Borrower,
by	/s/ Denise L. Ramos
	Name:	Denise L. Ramos
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, NA., individually and as Administrative Agent,
by	/s/ Mary E. Gherty
	Name:	MARY E. GHERTY
	Title:	MANAGING DIRECTOR

[Signature Page to Credit Agreement]

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION

Name of Institution: Citibank N.A.
by	/s/ Andrew Sidford
	Name:	Andrew Sidford
	Title:	Vice President

For any Lender requiring a second signature block:
by
Name:
Title:

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION

Name of Institution: Barclays Bank PLC
by	/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director

For any Lender requiring a second signature block:
by
Name:
Title:

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT OF
ITT CORPORATION

Name of Institution: Société Générale
by	/s/ Yao Wang
	Name:	Yao Wang
	Title:	Vice President

For any Lender requiring a second signature block:
by
Name:
Title:

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION

Name of Institution: THE BANK OF TOKYO- MITSUBISHI UFJ, LTD., NEW YORK BRANCH
by	/s/ Kenneth K. Egusa
	Name:	Kenneth K. Egusa
	Title:	Authorized Signatory

For any Lender requiring a second signature block:
by
Name:
Title:

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: The Royal Bank of Scotland, plc

by	/s/ L. Peter Yetman
	Name:	L. Peter Yetman
	Title:	SVP

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: U.S. Bank N.A.

by	/s/ Michael P. Dickman
	Name:	Michael P. Dickman
	Title:	Vice President U.S. Bank, N.A.

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: Wells Fargo Bank, N.A.

by	/s/ Jessica L. Belanger
	Name:	Jessica L. Belanger
	Title:	Vice President

For any Lender requiring a second signature block:

by
Name:
Title:

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: BNP PARIBAS

by	/s/ Berangere Allen
	Name:	Berangere Allen
	Title:	Vice President

For any Lender requiring a second signature block:

by	/s/ Nannette Baudon
	Name:	Nannette Baudon
	Title:	Vice President

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: Svenska Handelsbanken AB (publ)
New York Branch

by	/s/ Mark Cleary
	Name:	MARK CLEARY
	Title:	Senior Vice President

by	/s/ Mark Emmett
	Name:	Mark Emmett
	Title:	Vice President

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: The Northern Trust Company

by	/s/ Daniel J Boote
	Name:	Daniel J Boote
	Title:	Senior Vice President

For any Lender requiring a second signature block:

by
Name:
Title:

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: UBS Loan Finance LLC

by	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

For any Lender requiring a second signature block:

by	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION

Name of Institution: ING Bank N.V. Dublin Branch

by	/s/ Emma Condon
	Name:	Emma Condon
	Title:	Vice President

For any Lender requiring a second signature block:

by	/s/ Aidan Neill
	Name:	Aidan Neill
	Title:	Director

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: Intesa Sanpaolo S.p.A. — New York

by	/s/ John Michalisin
	Name:	John Michalisin
	Title:	First Vice President

by	/s/ Frank Maffei
	Name:	Frank Maffei
	Title:	Vice President

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: Mizuho Corporate Bank (USA)

by	/s/ Toru Inoue
	Name:	Toru Inoue
	Title:	Deputy General Manager

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: Australia and New Zealand Banking Group Limited

by	/s/ John W. Wade
	Name:	John W. Wade
	Title:	Deputy General Manager Head of Operations and Infrastructure

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: Crédit Industriel et Commercial

by	/s/ Albert M. Calo
	Name:	Albert M. Calo
	Title:	Vice President
For any Lender requiring a second signature block:

by	/s/ Andrew McKuin
	Name:	Andrew McKuin
	Title:	Vice President

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: SEB AG

By	/s/ Claudia Träger
	Name:	Claudia Träger
Title:
For any Lender requiring a second signature block:

By	/s/ Michaela Kalteier
	Name:	Michaela Kalteier
Title:

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: The Bank of Nova Scotia

by	/s/ Todd Meller
	Name:	Todd Meller
	Title:	Managing Director

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: The Governor and Company of the Bank of Ireland

by	/s/ Ford Young
	Name:	Ford Young
	Title:	Director
For any Lender requiring a second signature block:

by	/s/ Richard Cameron
	Name:	Richard Cameron
	Title:	Managing Director

SIGNATURE PAGE TO THE THREE-YEAR
COMPETITIVE ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT
OF ITT CORPORATION
Name of Institution: The Bank of New York Mellon

by	/s/ Kenneth P. Sneider, Jr.
	Name:	Kenneth P. Sneider, Jr.
	Title:	Vice President